Severance Plan for

Elected and Appointed Officers of

Northrop Grumman Corporation

As amended and restated effective August 1, 2003

1. Purpose of Plan. The purpose of the Plan is to provide severance benefits for eligible Elected and Appointed Officers of Northrop Grumman Corporation who reside and work in the United States. The terms of this amended and restated Plan are effective as of August 1, 2003.

2. Definitions. The terms defined in this section shall have the meaning given below:

(a)	“Committee” means the Compensation and Management Development Committee of the Board of Directors of the Company or any successor to the Committee.

(b)	“Company” means Northrop Grumman Corporation.

(c)	“CPC” means the Corporate Policy Council

(d)	“Disability” means any disability of an Officer recognized as a disability for purposes of the Company’s long-term disability plan, or similar plan later adopted by the Company in place of such plan.

(e)	“Officer” means an Elected or Appointed Officer of Northrop Grumman Corporation who resides and works in the United States.

(f)	“Plan” means this Severance Plan for Elected and Appointed Officers of Northrop Grumman Corporation, as it may be amended from time to time.

(g)	“Qualifying Termination” means any one of the following (i) an Officer’s involuntary termination of employment with the Company, other than Termination for Cause or mandatory retirement, (ii) an Officer’s election to terminate employment with the Company in lieu of accepting a downgrade to a non-Officer position or status, (iii) following a divestiture of the Officer’s business unit, an Officer’s election to terminate employment with the acquiring Company in lieu of accepting a relocation to a job site located more than fifty miles from the Officer’s current work location, or (iv) if the Officer’s position is affected by a divestiture, the Officer is not offered a position of equivalent salary with the buyer at the time of such divestiture or is not offered buyer’s annual bonus (or similar program) offered to similarly situation officers of buyer. “Qualifying Termination” does not include any change in the Officer’s employment status due to any transfer within the Company or to an affiliate, Disability, voluntary termination or normal retirement.

(h)	“Termination for Cause” means an Officer’s termination of employment with the Company because of:

(i)	The continued failure by the Officer to devote reasonable time and effort to the performance of his duties (other than a failure resulting from the Officer’s incapacity due to physical or mental illness) after written demand for improved performance has been delivered to the Officer by the Company which specifically identifies how the Officer has not devoted reasonable time and effort to the performance of his duties;

(ii)	The willful engaging by Officer in misconduct which is substantially injurious to the Company, monetarily or otherwise, or

(iii)	The Officer’s conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony (other than traffic related offences or as a result of vicarious liability).

A Termination for Cause shall not include a termination attributable to:

(i)	Bad judgment or negligence on the part of the Officer other than habitual negligence; or

(ii)	An act or omission believed by the Officer in good faith to have been in or not opposed to the best interests of the Company and reasonably believed by the Officer to be lawful.

3. Eligibility Requirements.

(a)	Benefits under the Plan are subject to the Company’s sole discretion and approval.

(b)	To be considered to receive benefits under the Plan an Officer must meet the following conditions:

(i)	The Officer must experience a Qualifying Termination that results in termination of employment. If, before termination of employment occurs due to the Qualifying Termination event, the Officer voluntarily quits, retires, or experiences a Termination for Cause, the Officer will not receive benefits under this Plan.

(ii)	The Officer must sign a Confidential Separation Agreement and General Release that will include, among other things, a release of any and all claims that he may have against the Company. A copy of this document is attached.

4. Severance Benefits. Upon the Qualifying Termination of any eligible Officer, the terminated Officer shall be entitled to the following benefits under the Plan: (a) a lump-sum severance cash payment, (b) an extension of the Officer’s existing medical and dental coverage, (c) a prorated annual cash bonus payment, and (d) certain other fringe benefits.

(a)	Lump-sum cash severance payment. The designated Appendix describes the lump sum severance benefit available to the Officer.

(b)	Extension of Medical and Dental Benefits. The Company will continue to pay its portion of the Officer’s medical and dental benefits for the period of time following the Officer’s termination date that is specified in the designated Appendix. Such continuation coverage shall run concurrently with COBRA continuation coverage (or similar state law). The Officer must continue to pay his portion of the cost of this coverage with after-tax dollars. If rates for active employees increase during this continuation period, the contribution amount will increase proportionately. Also, if medical and dental benefits are modified, terminated or changed in any way for active employees during this continuation period the Officer will also be subject to such modification, termination or change. Following the continuation period specified in the designated Appendix the Officer will be eligible to receive COBRA benefits for any remaining portion of the applicable COBRA period (typically 18 months) at normal COBRA rates. The COBRA period starts the first day of the month following the end of the continuation period.

Example: A Non-CPC Officer receives a layoff notice on June 15, 2004, and his last day of work is June 30, 2004. The Officer’s 18-month COBRA period commences July 1, 2004. The Officer will continue to receive medical and dental coverage from July 1, 2004 through June 30, 2005, as long as the Officer continues to pay the appropriate contribution. Full COBRA rates will apply to the Officer from July 1, 2005 until the end of the remaining COBRA period on December 31, 2005.

If the Officer is not covered by medical and dental benefits at the time of his termination, this section 4(b) will not apply and no continuation coverage will be offered. No health or welfare benefits other than medical and dental will be continued pursuant to the Plan, including but not limited to disability benefits.

The medical and dental benefits to be provided or payments to be made under this section 4(b) shall be reduced to the extent that the Officer is eligible for benefits or payments for the same occurrence under another employer sponsored plan to which the Officer is entitled because of his employment subsequent to the Qualifying Termination.

(c)	Company Performance Related Payment. The Officer will be eligible for a pro-rated cash payment for the current performance year, in addition to the lump-sum cash severance payment described in section 4(a). This severance payment will be equal in amount to the Officer’s annual bonus calculation using the Company-achieved Unit Performance Factor with an Individual Performance Factor set at 100, prorated from the beginning of the performance period (January 1st) to the Officer’s date of termination. This severance payment will be paid when the annual bonuses are paid to active employees.

(d)	Other Fringe Benefits. All reimbursements will be within the limits established in the Executive Perquisite Program. These perquisites will cease as of the date of termination except for the following:

(i)	Financial Planning and Tax Preparation. If an Officer is eligible for financial planning reimbursement at the time of termination, the Officer will be reimbursed for any financial planning fees incurred before his termination date. If an Officer is eligible for tax preparation reimbursement at the time of termination, he will be reimbursed for any income tax preparation fees incurred for income earned during the year in which he terminated employment with the Company.

Example: If an Officer’s employment is terminated during the calendar year 2003, the Officer will receive reimbursement for income tax preparation that would normally be incurred during the beginning of 2004.

(ii)	Automobile Allowance. If an Officer has an automobile allowance at the time of termination, the Officer will receive a lump sum payment equal to the value specified on the designated Appendix.

(iii)	Outplacement Service. The Officer will be reimbursed for the cost of outplacement services provided by the Company’s outplacement service provider for services provided within one year after the Officer’s date of termination; provided, however, that the total reimbursement shall be limited to an amount equal to fifteen percent (15%) of the Officer’s base salary as of the date of termination. All services will be subject to the current contract with the provider.

(e)	Time and Form of Payment. The cash portion of the severance benefit, with the exception of any pro-rated bonus, will normally be paid to the eligible Officer in a lump sum shortly after his termination date, provided the Officer signs the requisite release. This amount will be paid after all regular taxes and withholdings have been deducted. No payment made pursuant to the Plan is eligible compensation under any of the Company’s benefit plans, including without limitation, pension, savings, or deferred compensation plans.

5. Limitation of Plan Benefits. If the total amount of benefits, including Plan benefits,

provided to the Officer results in an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, the Company, in its sole discretion, may reduce the benefits provided under the Plan so that the total payment will not result in the making of an excess parachute payment to the Officer. Any such reduction shall be made after consultation with the Officer as to a desired hierarchy of benefit reduction.

6. Offset for Other Benefits Received. The benefits under the Plan are in lieu of, and not in addition to, any other severance or separation benefits for which the Officer is eligible under any Company plan, policy or arrangements (including but not limited to, severance benefits provided under any employment agreement, retention incentive agreement, or similar benefits under any individual change in control agreements, plans, policies, arrangements and change in control agreements of acquired companies or business units) (collectively, “severance plans”). If an Officer receives any benefit under any severance plan, such benefit shall cause a corresponding reduction in benefits under this Plan. If, despite any release that the Officer signs in connection with the Plan, such Officer is later awarded and receives benefits under any other severance plan(s), any benefits that the Officer receives under the Plan will be treated as having been received under those other severance plans for purposes of calculating total benefits received under those other severance plans (that is, benefits under those other severance plans will be reduced by amounts received under the Plan).

7. Administration. The Plan shall be administered by the Chief Human Resources Officer of the Company (the “administrator”). The administrator has sole and absolute discretion to interpret the terms of the Plan, eligibility for benefits, and determine questions of fact. The administrator may delegate any of his duties or authority to any individual or entity. Authority to hear appeals has been delegated to the corporate Severance Plan Review Committee.

8. Claims and Appeals Procedures

Claims Procedure. If an Officer believes that he or she is entitled to benefits under the Plan and has not received them, the Officer or his authorized representative (each, a “claimant”) may file a claim for benefits by writing to the Chief Human Resources Officer, in care of the Company. The letter must state the reason why the claimant believes the Officer is entitled to benefits, and the letter must be received no later than 90 days after the Officer’s termination of employment, or 90 days after a payment was due, whichever comes first.

If the claim is denied, in whole or in part, the claimant will receive a written response within 90 days. This response will include (i) the reason(s) for the denial, (ii) reference(s) to the specific Plan provisions on which denial is based, (iii) a description of any additional information necessary to perfect the claim, and (iv) a description of the Plan’s claims and appeals procedures. In some cases more than 90 days may be needed to make a decision, in which case the claimant will be notified prior to the expiration of the 90 days that more time is needed to review the claim and the date by which the Plan expects to render the decision. In no event will the extension be for more than an additional 90 days.

Appeal of Denied Claim. The claimant may appeal a denied claim by filing an appeal with the corporate Severance Plan Review Committee within 60 days after the claim is denied. The appeal should be sent to the Severance Plan Review Committee c/o the Company. As part of the appeal process the claimant will be given the opportunity to submit written comments and information and be provided, upon request and free or charge, with copies of documents and other information relevant to the claim. The review on appeal will take into account all information submitted on appeal, whether or not it was provided for in the initial benefit determination. A decision will be made on the appeal within 60 days, unless additional time is needed. If more time is needed, the claimant will be notified prior to the expiration of the 60 days that up to an additional 60 days is needed and the date by which the Plan expects to render the decision. If the claim is denied, in whole or in part, on appeal the claimant will receive a written response which will include (i) the reason(s) for the denial, (ii) references to the specific Plan provisions on which the denial is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, copies of all documents and other information relevant to the claim on appeal, and (iv) a description of the Plan’s claims and appeals procedures.

If the claim is denied on appeal, the Officer has the right to bring an action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended. Any claimant must pursue all claims and appeals procedures described in the Plan document before seeking any other legal recourse with respect to Plan benefits. In addition, any lawsuit must be filed within six months from the date of the denied appeal, or two years from the Officer’s termination date, whichever occurs first.

9. Amendment. The Company (acting through the Committee) reserves the right at any time to terminate or amend this Plan in any respect and without the consent of any Officer.

10. Unfunded Obligations. All benefits due an Officer or the Officer’s beneficiary under this Plan are unfunded and unsecured and are payable out of the general funds of the Company. The Company, in its sole and absolute discretion, may establish a trust associated with the payment of Plan benefits, provided that the trust does not alter the characterization of the Plan as an “unfunded plan” for purposes of the Employee Retirement Income Security Act, as amended. Any such trust shall make distributions in accordance with the terms of the Plan.

11. Transferability of Benefits. The right to receive payment of any benefits under this Plan shall not be transferred, assigned or pledged except by beneficiary designation or by will or under the laws of descent and distribution.

12. Taxes. The Company may withhold from any payment due under this Plan any taxes required to be withheld under applicable federal, state or local tax laws or regulations.

13. Gender. The use of masculine pronouns in this Plan shall be deemed to include both males and females.

14. Construction, Governing Laws. The Plan is intended as (i) a pension plan within the meaning of Section 3(2) of the Employee Retirement Income Security Act, as amended (“ERISA”), and (ii) an unfunded pension plan maintained by the Company for a select group of management or highly compensated employees within the meaning of Department of Labor Regulation 2520.104-23 promulgated under ERISA, and Sections 201, 301, and 401 of ERISA. Nothing in this Plan creates a vested right to benefits in any employee or any right to be retained in the employ of the Company. Except to the extent that federal legislation or applicable regulation shall govern, the validity and construction of the Plan and each of its provisions shall be subject to and governed by the laws of the State of California.

15. Severability. If any provision of the Plan is found, held or deemed to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

Appendix for Corporate Policy Council (CPC) Officers

The following benefits shall apply for purposes of eligible Officers who are members of the CPC:

Section 4(a). Lump-sum Cash Severance Payment. The lump sum cash severance payment shall equal to two times the sum of (A) one years base salary as in effect on the effective date of the Officer’s termination, plus (B) the greater of (i) the Officer’s target annual bonus established under the Company’s Performance Achievement Plan or Incentive Compensation Plan bonus program (or any successor bonus program) for the fiscal year in which the date of termination occurs, or (ii) the average of the Officer’s bonus earned under the Company’s Performance Achievement Plan or Incentive Compensation Plan (or a successor bonus program) for the three full fiscal years prior to the date of the Officer’s termination. No supplemental bonuses or other bonuses will be combined with the executive’s annual bonus for purposes of this computation.

Section 4(b). Extension of Medical and Dental Benefits. The Company will continue to pay its portion of the Officer’s medical and dental benefits for two years following the Officer’s termination date.

Section 4(d)(ii). Automobile Allowance. If an Officer has an automobile allowance, the Officer will receive a lump sum payment equal to the value of a twenty-four month car allowance.

Appendix for non-CPC Officers

The following benefits shall apply for purposes of eligible Officers who are not members of the CPC:

Section 4(a). Lump-sum Cash Severance Payment. The lump sum cash severance payment shall equal the sum of (A) one years base salary as in effect on the effective date of the Officer’s termination, plus (B) the greater of (i) the Officer’s target annual bonus established under the Company’s Performance Achievement Plan or Incentive Compensation Plan bonus program (or any successor bonus program) for the fiscal year in which the date of termination occurs, or (ii) the average of the Officer’s bonus earned under the Company’s Performance Achievement Plan or Incentive Compensation Plan (or a successor bonus program) for the three full fiscal years prior to the date of the Officer’s termination. No supplemental bonuses or other bonuses will be combined with the executive’s annual bonus for purposes of this computation.

Section 4(b). Extension of Medical and Dental Benefits. The Company will continue to pay its portion of the Officer’s medical and dental benefits for one year following the Officer’s termination date.

Section 4(d)(ii). Automobile Allowance. If an Officer has an automobile allowance, the Officer will receive a lump sum payment equal to the value of a twelve month car allowance.